Exhibit 3.1
CERTIFICATE OF AMENDMENT
OF
THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
ACADEMY SPORTS AND OUTDOORS, INC.
Pursuant to Section 242
of the General Corporation Law of the State of Delaware

    Academy Sports & Outdoors, Inc., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

FIRST:

(a)     The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by deleting Section F of Article IV thereof in its entirety and inserting the following in lieu thereof:

“F. The number of authorized shares of Preferred Stock or Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) without a separate class vote of the holders of shares of Common Stock or Preferred Stock irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), unless a vote of any such holder is required pursuant to this Amended and Restated Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock).”

(b)    The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by deleting Article V thereof in its entirety and inserting the following in lieu thereof:

“ARTICLE V
AMENDMENT OF THE CERTIFICATE OF INCORPORATION AND BYLAWS

A. The Corporation reserves the right at any time, and from time to time, to alter, amend, repeal or rescind, in whole or in part, any provision of this Amended and Restated Certificate of Incorporation, or to adopt any provision inconsistent therewith, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by the laws of the State of Delaware, and all powers, preferences and rights of any nature conferred upon stockholders, directors or any other persons by and pursuant to this Amended and Restated Certificate of Incorporation in its present form or as hereafter amended are granted subject to this reservation. Notwithstanding anything herein to the contrary, any amendment to this Amended and Restated Certificate of Incorporation effecting changes set forth in (i) Section 242(d)(1) of the DGCL can be effected without a stockholder vote and (ii) Section 242(d)(2) of the DGCL shall only require the vote of stockholders set forth in Section 242(d)(2) of the DGCL. For the purposes of this Amended and Restated Certificate of Incorporation, beneficial ownership of shares shall be determined in accordance with Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

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B. The Board of Directors is expressly authorized to make, repeal, alter, amend and rescind, in whole or in part, the amended and restated bylaws of the Corporation (as in effect from time to time, the “Bylaws”) without the assent or vote of the stockholders in any manner not inconsistent with the laws of the State of Delaware or this Amended and Restated Certificate of Incorporation. Notwithstanding anything to the contrary contained in this Amended and Restated Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote of the stockholders, the affirmative vote of the holders of at least a majority in voting power of all the then-outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required in order for the stockholders of the Corporation to alter, amend, repeal or rescind, in whole or in part, any provision of the Bylaws or to adopt any provision inconsistent therewith.”

(c)     The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by deleting Article VI thereof in its entirety and inserting the following in lieu thereof:

“ARTICLE VI
BOARD OF DIRECTORS

A. Except as otherwise provided in this Amended and Restated Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. Except as otherwise provided for or fixed pursuant to the provisions of Article IV (including any certificate of designation with respect to any series of Preferred Stock) and this Article VI relating to the rights of the holders of any series of Preferred Stock to elect additional directors, the total number of directors constituting the whole Board of Directors shall be determined from time to time exclusively by resolution adopted by the Board of Directors. Prior to the annual meeting of stockholders to be held in 2028 (the “2028 Annual Meeting”), the directors (other than those directors elected by the holders of any series of Preferred Stock, voting separately as a series or together with one or more other such series, as the case may be) shall be divided into three classes designated Class I, Class II and Class III and, until the election of directors at the 2028 Annual Meeting, in case of any increase or decrease, from time to time, in the number of directors (other than Preferred Stock Directors), the number of directors in each class shall be apportioned in the manner determined by the Board. Directors elected or appointed prior to the 2026 annual meeting of stockholders shall continue to serve out the remainder of their current terms; directors with terms expiring at the annual meeting of stockholders to be held in 2026 shall serve out the remainder of their current terms, and they and any successors shall stand for re-election to a two-year term at the annual meeting of stockholders to be held in 2026; and directors with terms expiring at the annual meeting of stockholders to be held in 2027 shall serve out the remainder of their current terms, and they and any successors shall stand for re-election to a one-year term at the annual meeting to be held in 2027. From and after the election of directors at the 2028 Annual Meeting, the Board shall cease to be classified and each director shall be elected for a term expiring at the next annual meeting of stockholders. In no case shall a decrease in the number of directors remove or shorten the term of any incumbent director. Notwithstanding the foregoing, each director shall hold office until the annual meeting at which his or her term expires and until his or her successor shall be elected and qualified, or his or her earlier death, resignation, retirement, disqualification or removal from office.

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B. Subject to the rights granted to the holders of any one or more series of Preferred Stock then outstanding or the rights granted pursuant to the Stockholders Agreement, to be dated on or about October 6, 2020 (as the same may be amended, supplemented, restated or otherwise modified from time to time, the “Stockholders Agreement”), by and among the Corporation, and certain affiliates of Kohlberg Kravis Roberts & Co. L.P. (together with its affiliates and subsidiaries and its and their successors and assigns (other than the Corporation and its subsidiaries), collectively, “KKR”), any newly created directorship on the Board of Directors that results from an increase in the number of directors and any vacancy occurring in the Board of Directors shall, unless otherwise required by law or by resolution of the Board of Directors, be filled only by a majority of the directors then in office (other than the directors elected by the holders of any series of Preferred Stock, voting separately as a series or together with one or more other such series, as the case may be), even if less than a quorum, or by any such sole remaining director (and not by the stockholders). Any director elected to fill a vacancy or newly created directorship shall hold office (i) in the case of any vacancy or newly created directorship so filled prior to the 2028 Annual Meeting, until the next election of the class for which such director shall have been chosen and until his or her successor shall be elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal and (ii) in the case of any vacancy or newly created directorship so filled at or after the 2028 Annual Meeting, until the next annual meeting of stockholders and until his or her successor shall be elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal.

C. Any or all of the directors (other than the directors elected by the holders of any series of Preferred Stock, voting separately as a series or together with one or more other such series, as the case may be) may be removed (i) prior to the 2028 Annual Meeting, only for cause and (ii) from and after the 2028 Annual Meeting, with or without cause, and, in each case, only by the affirmative vote of the holders of at least 66 2⁄3% in voting power of all the then-outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class.

D. Elections of directors need not be by written ballot unless the Bylaws shall so provide.

E. During any period when the holders of any series of Preferred Stock, voting separately as a series or together with one or more series, have the right to elect additional directors, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions, and (ii) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his or her earlier death, resignation, retirement, disqualification or removal. Except as otherwise provided by the Board of Directors in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation,

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disqualification or removal of such additional directors, shall forthwith terminate and the total authorized number of directors of the Corporation shall automatically be reduced accordingly.”
    (c)     The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended to add a new Article XII:

“ARTICLE XII
LIMITATION OF OFFICER LIABILITY

A. To the fullest extent permitted by the DGCL as it now exists or may hereafter be amended, an officer of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty owed to the Corporation or its stockholders.

B. Neither the amendment nor repeal of this Article XII, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation, nor, to the fullest extent permitted by the DGCL, any modification of law shall eliminate, reduce or otherwise adversely affect any right or protection of a current or former officer of the Corporation existing at the time of such amendment, repeal, adoption or modification.”

    SECOND:    The foregoing amendments to the Amended and Restated Certificate of Incorporation of the Corporation were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

[Signature Page Follows]

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IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment to the Amended and Restated Certificate of Incorporation on this 5th day of June, 2025.

            ACADEMY SPORTS AND OUTDOORS, INC.

By:	/s/ Steven Lawrence
Name:	Steven Lawrence
Title:	Chief Executive Officer

Signature Page to Certificate of Amendment